EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter 2020

Net Income of $1.5 Million

Net Income of $5.0 Million for First Nine Months of 2020

Strong Third Quarter Revenue Growth, Lower Funding Costs and Operating Costs

Drive Improved Year-Over-Year Performance

Oswego, N.Y. — November 10, 2020 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced third quarter 2020 net income  of $1.5 million, compared to $1.3 million for the third quarter of 2019.  Basic and diluted earnings per share were $0.25 for the third quarter of 2020, an increase of $0.03, or 13.6%, compared to $0.22 for the third quarter of 2019.  Third quarter 2020 revenue (net interest income and total noninterest income) of $9.8 million increased $1.3 million, or 15.4%, compared to $8.5 million for the third quarter of 2019.  Net income for the first nine months of 2020 was $5.0 million, compared to $2.4 million for the same period of 2019.  Basic and diluted earnings per share for the nine month period of 2020 were $0.85, compared to $0.47 per basic and diluted share for the comparable period in 2019.

Third Quarter 2020 Performance Highlights

•	Third quarter 2020 net interest income improved to $8.3 million, up $1.1 million, or 15.4%, from $7.2 million for the prior year quarter.
•	Noninterest expense for the third quarter and nine months of 2020 declined by $52,000 and $1.3 million, respectively, compared with the corresponding periods in 2019.
•	Total revenue for the first nine months of 2020 was $28.5 million, an increase of $4.4 million, or 18.5%, compared to $24.1 million for the same period in 2019.
•	Earning assets at September 30, 2020 were $1.1 billion, an increase of $146.9 million, or 14.9%, compared with $984.9 million at September 30, 2019 and $1.0 million at December 31, 2019.
•

Total loans of $820.3 million at September 30, 2020 increased by $94.4 million, or 13.0%, from $725.9 million at September 30, 2019, and increased by $38.9 million, or 5.0%, compared to $781.5 million at December 31, 2019.

•

Total deposits of $998.2 million at September 30, 2020 increased by $138.6 million, or 16.1%, compared with $859.6 million at September 30, 2019, and $116.3 million, or 13.2%, from $881.9 million at December 31, 2019.

•

Asset quality metrics remained stable, with the annualized ratio of net loan charge-offs to average loans at 0.08% for the nine months ended September 30, 2020, compared to 0.07% for the nine months ended September 30, 2019, and 0.09% for the year ended December 31, 2019.

“We continued the upwardly trending financial performance of the first half of 2020 into the third quarter, with strong revenue growth, a stable net interest margin, an improving funding mix and effective noninterest expense management,” said Tom Schneider, President and Chief Executive Officer. “We believe that our ability to generate favorable results in a very challenging and uncertain business environment is, in large measure, a reflection of our operating strategy that is focused on quality commercial lending, the management of funding costs, enhancement of fee-based income, and controlling operating expenses. This long-term view to managing our business will be instrumental in positioning the Bank to weather the challenges that all banks are now facing in the COVID-19 business environment.  While it is very apparent that the uncertainty brought on by the pandemic remains, our team continues to go the extra mile for our customers and the quality of their effort instills the trust of our customers, as well as our improving financial results.”

“We continue to maintain strict adherence to physical distancing and hygiene protocols, at all of our facilities, and we can say that the vast majority of our personal service options were fully available to our customers throughout the quarter.  The protocols that we have in place are designed to protect the health of our customers and our critical front-line employees, and will remain in effect, for the duration of this pandemic response.  We continue to encourage our customers to utilize our various digital channels and drive-through facilities for transactions whenever possible. We are confident that these alternative service delivery capabilities will effectively handle most regular banking transactions in a manner that is both safe and continuously available.”

“Despite the significant additional complexities of managing our day-to-day business in this environment, I am pleased to report that we introduced a completely new digital and mobile banking platform to our customers in August.  This new platform offers significantly expanded online and mobile functionalities for our customers.  We will be incrementally introducing these new capabilities to our customers through a phased rollout in the coming months.  In particular, our business customers will be given extensive new options and capabilities to manage their deposit and treasury management relationships with us. These enhanced product offerings are expected to significantly increase the Bank’s ability to gather and service business’s operating accounts and account relationships in the future.  I am proud of, and commend, all of our team members who participated in this critically-important and complex project over the past year. I look forward to their continued success in demonstrating the value of these new functionalities to our customers. This anticipated success will become evident with the future realization of increased transactional deposit account balances and enhancements to our fee income opportunities.”

“With respect to our financial results, third quarter revenue growth exceeded 15%, reflecting double-digit expansion in both net interest income and noninterest income compared to the prior year quarter.  The primary driver for the growth in net interest income was the increase in net interest-earning assets of nearly $147 million from the third quarter of 2019.  This growth was primarily driven by commercial lending activity, including Paycheck Protection Program (“PPP”) originations, in the second quarter of this year.”

“We have generated solid bottom-line improvement throughout 2020, despite loan loss provisions that were substantially above prior-year amounts.  These provisions continue to build reserves to meet the credit challenges associated with the ongoing pandemic that still has no defined ending in sight.  Our overall credit quality metrics have deteriorated modestly this year, but remain comparable to our historical norms, as net loan charge-offs that have remained essentially at levels similar to those experienced prior to COVID-19.”

“Having said that, we have modeled potential credit losses in a number of moderate-to-severely adverse scenarios, using both internal resources and expert independent analysts, and we will continue to update these models as new information becomes available.  Our proactive level of loan loss provisioning will continue to reflect our best judgements in interpreting the results of our modeling efforts.”

“As discussed in prior reporting periods, we've been working aggressively to reduce our funding costs, and we are pleased with the positive impact this effort has had on our net interest margin. Largely due to this funding cost decline, net interest margin improved by 26 basis points to 3.01% from 2.75% in the second quarter of 2020.  Most of the benefit was a result of declining interest rates for time deposits which dropped by 53 basis points from the second quarter of 2020.  This decline in our funding costs more than offset an 11 basis point softening in the yield on average loans from the second quarter of 2020.”

“We continue to execute on our expense management plan with positive results. While noninterest expense for the third quarter of 2020 declined only slightly from the prior year third quarter, our year-to-date noninterest expense was down a notable $1.3 million, or 6.6%, from the comparable period in 2019.  In conjunction with the double-digit increases to revenue for both the quarter and the year-to-date, this successful management of operating expenses enabled us to generate significant additional operating leverage in the first nine months of 2020 as compared to the same nine month period in 2019.”

“Our improved performance in the areas of interest and noninterest expenses and, to a lesser degree, noninterest income, have allowed the Company to improve net income in the most recent three and nine month periods, as compared to the same periods in the previous year.  The substantial improvements in these drivers of net operating income have been partially offset by a significant increase in the provision for loan losses, which we deem to be appropriate in light of the current economic uncertainties.”

Schneider continued, “Overall, we remain optimistic in an evolving and uncertain economic and political climate for four significant reasons:

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Our shift to focusing on earnings performance, once we crested $1.0 billion in total assets, in the spring of 2019, combined with our common and convertible preferred equity offering, ensured we entered 2020 on a strong trajectory;

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The significant investments we made in our risk management infrastructure, information technology, digital channels, and most importantly, our people, as we grew toward the important $1.0 billion in total assets level, strongly positioned us to respond appropriately and adroitly to the changing conditions brought on by COVID-19;

•

The Central New York and Mohawk Valley Regions, where we serve and conduct our business, has had limited exposure to COVID-19 and were at the front end of New York’s regional reopening guidelines and directives;

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We have a very experienced Board comprised of talented professionals, long tenured and skilled management, an employee base motivated to serving our customers, community, and our expanding  market place that increasingly views us as the local bank our communities trust.  During 2020 our striving to earn this distinction of trust is as focused and as forceful as anytime over our 160 year history.”

“Finally, we announced, on October 14, 2020, the successful completion of a private placement of $25 million 5.50% fixed to floating rate subordinated notes to certain qualified institutional buyers and accredited institutional investors.  We were pleased with the significant investor interest in our subordinated debt offering.  As we have done in the past, we intend to deploy this new capital into our market to expand our position as one of the premier banks in Central New York and the Mohawk Valley region.”

Income Statement

Third quarter 2020 net interest income increased $1.1 million, or 15.4%, to $8.3 million compared to $7.2 million for the third quarter of 2019.  This increase in net interest income over the third quarter of 2019 was primarily due to a $1.4 million, or 38.3%, decrease in interest expense, which was primarily a result of a 77 basis point decline in the interest rate paid on average interest-bearing liabilities, which included a 128 basis point decline in the interest rate paid for time deposits.  The benefits of this decline in the average rate paid on interest-bearing deposits in the third quarter of 2020, as compared to the same quarter in 2019, was partially offset by a $90.3 million increase in the average balance of those liabilities.  Partially offsetting the benefit of reduced interest costs on net interest income in the third quarter of 2020, was a decline in interest and dividend income of $246,000, or 2.3%, in comparison to the same three month period in 2019.  During the third quarter of 2020, there was a 67 basis point decline in the yield on average interest-earning assets, as compared to the same three month period in 2019.  The effects of this decline in rates was partially offset by an increase in average interest-earning assets of $142.5 million, or 14.8%, in the third quarter of 2020, as compared to the same quarter of the previous year.   The decline in the average interest rate received on interest-earning assets was the result of declines in general interest rates and the effects of the relatively low-yielding PPP loans on the average rate earned on interest-earning assets.  The net interest margin for the third quarter of 2020 was 3.01%, an increase of one basis point compared to 3.00% for the third quarter of 2019.

Net interest income for the first nine months of 2020 increased $3.3 million, or 16.0%, to $23.7 million compared to $20.5 million for the comparable period in 2019.  Interest and dividend income for the nine months ended September 30, 2020 was $32.0 million, an increase of $1.5 million, or 5.0%, compared to $30.5 million for the same period in 2019.  The increase in interest and dividend income was primarily a result of average loan balance growth of $121.6 million, partially offset by lower yields for all classes of interest-earning assets, compared to the prior year period.  Interest expense for the nine month period declined by $1.7 million which was primarily the result of a 77 basis point decrease in rates paid on time deposits compared to the prior year period.

The net interest margin for the nine months ended September 30, 2020 was 2.93%, a decrease of one basis point compared to 2.94% for the prior year period.  The slight decrease in the net interest margin for the first nine months of 2020 reflected a $101.8 million increase in interest-bearing liabilities and a 45 basis point decrease in the interest rate paid on those liabilities, along with a $152.4 million increase in interest-earning assets and a 43 basis point decrease in the average yield earned on those assets.

The provision for loan losses for the third quarter of 2020 was $1.7 million, an increase of $1.1 from $600,000 for the prior year quarter.  The provision for loan losses increased for each of the first three quarters of 2020 compared to the same periods in 2019, primarily due to the COVID-19 related economic uncertainty. Additionally, the provision reflects a $94.4 million, or 13.0%, increase in period end outstanding loan balances compared to September 30, 2019, as well as an increase in the non-performing loans to period end loans for the quarter-over-quarter periods.  The increase in the non-performing loans to period end loans at September 30, 2020, as compared to September 30, 2019, was primarily the result of the addition of two commercial loan relationships totaling $7.0 million, discussed below.  The provision for the first nine months of 2020 was $3.9 million, an increase of $2.5 million compared to $1.4 million for the same period in 2019, as a result of the same factors listed above.

Third quarter 2020 noninterest income of $1.5 million increased $205,000, or 15.9%, compared to $1.3 million for the prior year third quarter.  The increase in noninterest income was due primarily due to an $114,000 increase in gains on marketable equity securities, and an increase of $96,000 in net gains on sales of loans and foreclosed real estate, partially offset by a $94,000 reduction in net gains on sales and redemptions of investment securities.  The $96,000 increase in the gain on sale of loans and foreclosed real estate in the third quarter of 2020, as compared to the same quarter in 2019, included a $134,000 increase in gains related to the sale of newly-originated mortgage loans into the secondary market, partially offset by an increase in net losses of $38,000 related to the sale of foreclosed real estate properties.  The Bank is actively selling a significant portion of its newly-originated residential mortgage loan production as part of its interest rate risk management strategies. All other categories of noninterest income increased in aggregate by $89,000 in the third quarter of 2020, as compared to the same three month period in 2019, due to an increase of $149,000 in aggregate fee income from all sources other than service charges on deposit accounts which declined by $60,000.  The declines in service charges on deposit accounts was primarily due to increased fee waiver activity in the third quarter of 2020 granted as customer accommodations in response to the COVID-19 pandemic.

Noninterest income was $4.8 million for the nine months ended September 30, 2020, an increase of $1.2 million, or 32.6%, from $3.6 million in the prior year period.  This increase in noninterest income was primarily due to an increase of $860,000 in net gains on the sales of loans and foreclosed real estate, primarily derived from the sale of residential mortgage loans in the secondary market, and an $844,000 increase in net gains on the sales and redemption of investment securities.  All other service charge income increased $327,000 in aggregate during the third quarter of 2020 as compared to the same quarter in 2019.  These increases, totaling $2.0 million in aggregate, were partially offset by an $859,000 reduction in net gains on marketable equity securities, attributable to two securities discussed below.

Since 2016, the Company held a passive equity investment, acquired for $534,000, in an otherwise unaffiliated financial institution.  The issuer of that originally-purchased common stock was acquired in June 2020 by another financial institution (the acquiring bank).  Upon the closing of the transaction, the acquisition resulted in the Company receiving total cash and stock compensation of $911,000 for its equity investment, based on the closing stock price of the acquiring institution on June 30, 2020.  As a result, during the second quarter of 2020, the Company recorded a net gain on sales and redemptions of investment securities of $115,000 and a gain on equity securities of $438,000.  The Company retained its shares of the acquiring bank, valued at $634,000 at September 30, 2020, and has the ability to hold the investment indefinitely.  In the third quarter of 2020, the Company received a cash dividend of $7,000 from the acquiring bank and recognized a net loss of $12,000 resulting from the quarter-over-quarter change in the market value of this investment.

In addition, the Company held a fixed-income, non-exchange traded investment, previously categorized as available-for-sale, which was managed since its acquisition in 2017 by an external party. The investment was previously reported at its stated net asset value, which was $2.1 million at March 31, 2020.  The investment, was substantially restructured and subsequently listed on June 17, 2020 as a publicly-traded common stock on the New York Stock Exchange.  Due to what management believes were technical factors related to the listing itself, and the almost universal pricing pressure on publicly-traded assets of this type in the current uncertain economic environment, the closing stock price at June 30, 2020 was significantly below the historical amortized cost of the investment on that date.  Therefore, the restructuring and listing events caused the Company to recognize an unrealized loss in the second quarter of $1.2 million, which was measured by the difference between the newly-issued stock’s closing price at June 30, 2020 and its net asset value at March 31, 2020.  The Company’s management believes that the investment is fundamentally sound, will sustainably generate significant dividend income in the future and that the Company has the ability to hold the security indefinitely.  In the third quarter of 2020, the Company received a cash dividend of $39,000 from the issuer of this stock investment and recognized a net gain of $130,000 resulting from the quarter-over-quarter change in the market value of this investment.

Third quarter 2020 total noninterest expenses were $6.2 million, a decrease of $52,000 compared with $6.3 million for the prior year quarter.  The decrease in noninterest expenses was due to a decrease in insurance agency expense and professional and other services cost of $77,000 and $70,000, respectively.  This was partially offset by a $121,000 increase in salaries and employee benefits and an $89,000 increase in building and occupancy costs.  The increase in salaries and employee benefits expense was primarily a result of a $128,000 increase in salaries and an $110,000 increase in commissions’ expense.  This was partially offset by a $142,000 decrease in employee benefits expense driven by decreases in pension and employee medical expenses.

Noninterest expenses for the nine month period ending September 30, 2020 were $18.2 million, a decrease of $1.3 million, or 6.7%, compared with $19.5 million for the prior year period.  The reduction in noninterest expense was primarily due to a $764,000 decrease in salary and benefit expenses, a $282,000 decrease in foreclosed real estate expenses, and a $229,000 decrease in community service activities. The decrease in personnel expenses in the first nine months of 2020, as compared to the same nine month period in 2019, was primarily due to a $317,000 decrease in net salaries expense.  This reduction in net salaries expense primarily resulted from the increased deferral of these expenses into the unamortized cost of the loans originated in the first nine months of 2020.  The increased volume of loans originated in the first nine months of 2020, as compared to the same period in 2019, was due primarily to the PPP loan volume originated in the second quarter of 2020.

In addition, personnel expenses declined in the nine months ended September 30, 2020, as compared to the same period in 2019, due primarily to a decrease of $461,000 in employee benefits.  The decrease in other employee benefits for the nine months ended September 30, 2020, as compared to the same nine month period in 2019, was primarily due to decreases in pension and employee medical and other employee benefits expenses.  Pension expense decreased due to the higher market value of pension assets held in trust at January 1, 2020 as compared to the same date in 2019.  The higher market values for pension assets resulted from market value appreciation of those assets in 2019.  Medical expenses declined primarily due to reduced employee utilization of elective medical services and increased cost sharing of certain medical costs with employees in 2020, as compared to the previous year.  The decrease in other employee benefits expenses relates to reduced levels of certain training, employee recognition and other employee-related activities due primarily to restrictions on such activities resulting from the pandemic.  Foreclosed real estate expenses decreased in 2020, as compared to the same nine month period in 2019, primarily as a result of a nonrecurring property tax payments on a foreclosed property that were paid in 2019.  This foreclosed property was sold in February 2019.  The decrease in community service activities was a result of significant restrictions placed on many business activities as a result of the pandemic and an associated decrease in community-sponsored events and activities.

Balance Sheet

Total assets were $1.20 billion on September 30, 2020, an increase of $145.9 million, or 13.8%, from $1.06 billion at the end of the third quarter of 2019, and an increase of $108.2 million, or 9.9%, from the 2019 year end. The year-over-year increase in total assets was primarily a result of loan portfolio growth of $94.4 million, or 13.0%, from the end of the third quarter of 2019.

Total deposits at September 30, 2020 were $998.2 million, an increase of $116.3 million, or 13.2%, from $881.9 million on December 31, 2019.  Interest-bearing deposits were $840.3 million at September 30, 2020, an increase of $66.0 million, or 8.5%, from December 31, 2019.  The increase in interest-bearing deposits was driven by a combination of sources including municipal deposit inflows related to seasonal tax collections and increases in retail and commercial deposits.  Noninterest-bearing deposits were $157.9 million at September 30, 2020, an increase of $50.4 million, or 46.9% from December 31, 2019, primarily as a result of the Bank’s participation in the Paycheck Protection Program (“PPP”), as well as ongoing growth in business banking relationships.

Shareholders’ equity increased $4.0 million to $94.5 million at September 30, 2020 from $90.4 million at December 31, 2019, primarily as a result of a $3.9 million increase in retained earnings, a $523,000 increase in paid-in-capital and a $135,000 increase in earned ESOP shares, which was partially offset by a $473,000 increase in accumulated other comprehensive loss. The comprehensive loss recorded in the quarter ended September 30, 2020 was primarily the result of the unrealized depreciation in the fair market value of the available-for-sale investment securities portfolio, reflecting the effects of the COVID-19 pandemic on global fixed income markets.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs, remained stable during the third quarter of 2020. The annualized net loan charge-offs to average loans ratio was 0.08% for the third quarter, compared to 0.07% for the third quarter of 2019 and 0.08% for the second quarter of 2020.  Nonperforming loans to total loans were 1.61% at September 30, 2020, compared to 0.73% at the end of the third quarter of 2019, and 0.67% at December 31, 2019.  The increase in nonperforming loans, as a percentage of total loans, in 2020 was primarily related to two commercial loan relationships, comprised of five individual loans, with aggregate outstanding loan balances of $7.0 million, which were placed in nonaccrual during the nine months ended September 30, 2020.  The relationships, include secured loans (secured by third-party pledges, other governmental grants and/or business assets), unsecured loans, and a loan collateralized by commercial real estate with outstanding loan balances of $3.3 million, $2.7 million, and $1.0 million, respectively.  The borrowers’ inability to make scheduled payments on these loans are considered by management to be primarily COVID-19 related.  Management is monitoring these entities closely and has incorporated our current estimate of the ultimate collectability of these loans into its calculation of the allowance for loan losses and provisions for loan losses reported to date.

The allowance for loan losses to nonperforming loans for the third quarter of 2020 was 91.44%, compared to 156.43% for the third quarter of 2019, and 165.25% at December 31, 2019.  The decrease in this ratio was primarily due to the increase in nonaccrual loans described above.

From a credit risk and lending perspective, the Company has taken actions to identify and assess its COVID-19 related credit exposures based on asset class and borrower type.  The Bank’s asset quality metrics, and the adequacy of the allowance for loan losses through September 30, 2020, continue to be reflective of the Bank’s disciplined risk management processes and the historical relative economic stability of the Central New York State region.  Based on these analyses, five additional credit relationships were identified within the Bank’s commercial loan portfolio, representing $3.0 million in aggregate outstanding loan balances and $1.0 million in net impairment, during the nine months ended September 30, 2020.

The five additional credit relationships, totaling $3.0 million that were identified within the Bank’s commercial loan portfolio during 2020, represent the borrower relationships that have been identified to date as having deteriorated specifically as a result of the COVID-19 pandemic. In addition, several categories of commercial customers’ industries, most particularly hotels, restaurants and not-for-profit enterprises, are generally considered to be at significantly greater risk of default than other categories.  Management is closely monitoring the loan portfolio and is in frequent contact with all significant commercial loan customers, particularly in those industries that will potentially be most affected by the economic consequences of the pandemic.

The allowance for loan losses at September 30, 2020 was determined based on the consistent application of the Bank’s provisioning methodologies applied to the observable loan portfolio metrics at that date.  Considering the COVID-19 challenges faced by its customer base, the Bank has intensified its loan portfolio credit stress modeling disciplines, along with increasing both the frequency and depth of its regular reviews of commercial loan borrower relationships.  As an integral component of its customer service and community support efforts, the Bank continues to work proactively with its customers to help mitigate the effects of the current economic challenges on those customers.

COVID-19 Additional Discussion

As previously noted, the Bank participated in both rounds of the PPP, which was established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). Through September 30, 2020, the Bank has submitted to and received approval from the SBA for 697 loans totaling approximately $75.3 million through this program.

In addition to the PPP activities described above, the Bank continues to work with consumer and business borrowers experiencing financial hardship related to the COVID-19 pandemic.  Independent of PPP advances, and excluding residential mortgage loans serviced for others, through September 30, 2020, the Bank granted payment deferral requests primarily for periods no longer than 180 days, on 548 loans representing approximately $145.6 million of existing loan balances.

Borrowers that were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case-by-case basis for troubled debt restructure classification and non-performing loan status.  Consistent with industry regulatory guidance, borrowers that were granted COVID-19 related deferrals but were otherwise current on loan payments will continue to have their loans reported as current loans during the agreed upon deferral period, accrue interest and not be accounted for as troubled debt restructurings.  In the instances where the Company granted a payment deferral to a delinquent borrower who was current as of December 31, 2019, the borrower’s delinquency status was frozen as of February 29, 2020, and their loans will continue to be reported as delinquent during the deferment period based on their delinquency status as of that date. In most cases, unless mitigating factors exist in the judgement of management, borrowers who fail to meet their first payment due obligation after the expiration of the granted deferral period will be immediately categorized as 90 days or greater past due and the loan will be placed into nonaccrual status.  The placement of a loan into nonaccrual status consequently initiates a reversal of interest income accrued since the last payment received prior to the start of the deferral period.

The Company anticipates that the number and amount of financial hardships among its borrowers, resulting  from the COVID-19 pandemic and its economic consequences, will likely result in future loan payment deferral requests and other manifestations of deteriorating loan portfolio credit quality, most notably increased delinquencies and eventual loan defaults.  Due to a number of factors, such as the positive effects of the PPP and other governmental stimulus implemented in the second quarter of 2020, these manifestations of deteriorating credit quality are not present in a significant percentage of the Company’s loan portfolio at September 30, 2020.   However, given the continued large scale spread of the coronavirus, and the potential effects that the spread will have on both the local and national economy, requests for additional loan payment deferrals and other credit quality deteriorations are expected to increase in the next twelve months.  The number, timing and aggregate balances of additionally requested deferrals and other manifestations of deteriorating credit quality cannot be projected with certainty at this time.

The COVID-19 crisis is expected to continue to impact the Company’s financial results, as well as demand for its services and products during the fourth quarter of 2020 and into 2021. The short- and long-term implications of the COVID-19 crisis, possibly muted by offsetting governmental monetary and fiscal stimulus measures, on the Company’s future revenues, earnings results, the allowance for loan losses, capital reserves, and liquidity are unknown at this time.

Supplemental Disclosure – Loan Portfolio by Collateral Type at September 30, 2020

The following table details the Company's loan portfolio by collateral type within major categories:

(Unaudited)
(Dollars in thousands)	Balance	Number of Loans	Average Loan Balance	Minimum/ Maximum Loan Balance			Deferral	Number of Loans Deferred	Percent in Deferral	Allowance for Loan Losses	Percent of Total Loans
Residential Mortgage Loans	$223,166	2,119	$105	$1	-	$1,556	$19,574	174	9%	$791	27%

Commercial Real Estate:
Multi-Family Residential	$48,740	58	$840	$26	-	$6,275	$12,845	21	26%	$830	6%
Mixed Use	46,358	52	892	52	-	7,433	15,715	19	34%	789	6%
Office	32,564	61	534	10	-	4,877	12,297	15	38%	555	4%
Hotels and Motels	32,088	9	3,565	346	-	11,500	14,070	5	44%	546	4%
Retail	22,139	47	471	35	-	5,187	8,796	17	40%	377	3%
1-4 Family Residential	18,667	149	125	7	-	1,250	7,746	59	41%	318	2%
Automobile Dealership	16,600	10	1,660	171	-	6,841	9,997	2	60%	283	2%
Warehouse	12,094	16	756	5	-	2,760	-	-	-	206	1%
Recreation/ Golf Course/ Marina	10,769	14	769	29	-	3,150	5,064	8	47%	183	1%
Skilled Nursing Facility	10,531	2	5,266	3,720	-	6,811	-	-	-	179	1%
Manufacturing/Industrial	6,573	15	438	2	-	1,428	2,547	6	39%	112	1%
Restaurant	6,211	23	270	47	-	1,291	2,549	9	41%	106	1%
Automobile Repair	4,806	10	481	60	-	2,340	3,608	5	75%	82	1%
Land	3,412	5	682	73	-	2,000	1,234	2	36%	58	0%
Not-For-Profit & Community Service Real Estate	3,354	3	1,118	108	-	1,659	-	-	-	57	0%
All Other	7,950	34	234	14	-	1,488	1,243	5	16%	135	1%
Total Commercial Real Estate Loans	$282,856	508	$557				$97,711	173	35%	$4,816	34%

Commercial and Industrial:
Secured Term Loans	$60,670	361	$168	$0	-	$4,735	$23,345	103	38%	$1,837	8%
Unsecured Term Loans	17,154	130	132	0	-	1,362	1,673	16	10%	519	2%
Secured Lines of Credit	41,386	282	147	0	-	5,000	1,525	5	4%	1,253	5%
Unsecured Lines of Credit	11,025	141	78	0	-	2,543	216	1	2%	334	1%
Total Commercial and Industrial Loans	$130,235	914	$142				$26,759	125	21%	$3,943	16%

Tax Exempt Loans	$6,998	22	$318	$9	-	$2,248	$-	-	-	$1	1%

Paycheck Protection Loans	$75,278	697	$108	$1	-	$3,001	$-	-	-	$-	9%

Consumer:
Home Equity Lines of Credit	$40,505	1,055	$38	$0	-	$288	$602	18	1%	$735	5%
Vehicle	28,766	1,877	15	1	-	364	407	31	1%	503	4%
Consumer Secured	4,063	80	51	22	-	143	399	7	10%	71	0%
Consumer Unsecured	27,612	6,060	5	1	-	113	171	19	1%	482	4%
All Others	2,557	1,079	2	0	-	339	7	1	-	45	0%
Total Consumer Loans	$103,503	10,151	$10				$1,586	76	2%	$1,836	13%

Net deferred loan fees	(1,727)	-	-				-	-	-	-	-
Unallocated allowance for loan losses	-	-	-				-	-	-	716	-
Total Loans	$820,309	14,411	$57				$145,630	548	18%	$12,103	100%

Supplemental Disclosure – Deferred Loan Statistics

Beginning in late March 2020, as part of the Company’s response to the realized and potential economic effects of the COVID-19 pandemic, the Bank has granted loan payment deferrals to the substantial majority of commercial and consumer customers who have made requests for such accommodations.  These deferrals were granted following individual discussions with each borrower and were generally for periods of 90 or 180 days at the outset.  Following discussions with certain borrowers, second and third (in a limited number of cases) loan payment deferral periods of up to 90 days have been additionally granted following the expiration of the initial 90 to 180 day deferral periods.  Typically, scheduled interest payments placed into deferred status have been added to future scheduled payments and are expected to be collected in total at the original maturity date of the loan.

In total, through September 30, 2020, the Bank granted deferrals on 548 loans $145.6 million.  Of that total, 250 deferred loans were residential mortgage loans or, in a limited number of cases, consumer loans.  These two categories of deferred loans had outstanding loan principal balances totaling $21.1 million at September 30, 2020.  Due to the substantially smaller individual loan balances within these categories and the presence of significant collateralization in the case of residential mortgage loans, management does not consider the loans in these categories to be at increased risk of default as a result of their recent or current deferral status.

Of the 548 loans granted deferral status at September 30, 2020, 298 loans totaling $124.5 million were commercial real estate and commercial & industrial loans (collectively, “commercial” loans).  The average balance of commercial loans granted deferrals at September 30, 2020 was $418,000. After consultations with certain of these borrowers, 85 commercial loans, representing $23.2 million, have deferral periods that have been extended beyond a cumulative total of 180 days, through granted second or third deferral periods, at September 30, 2020.

Supplemental Disclosure – Related Credits Over $5.0 Million at September 30, 2020

The Bank monitors all of its credit relationships to ensure that the total loan amounts extended to one borrower, or to a related and/or affiliated group of borrowers, does not exceed the maximum permissible levels defined by applicable regulation or the Bank’s generally more restrictive internal policy limits.  Multiple loans to a single borrower, whether categorized as personal or business (or any combination thereof) to a related or affiliated group of borrowers, are referred to as related credits.  Total related credits include all related or affiliated borrower loan balances, including available unused lines of credits viewed in aggregate.

As a means of illustrating the Bank’s level of exposure to related credits, management has elected to summarize all such aggregations greater than $5.0 million at September 30, 2020.  On that date, the Bank had 30 related credits, comprised of 276 individual loans or lines of credit, with aggregate outstanding and committed line balances in excess of $5.0 million.  These related credits ranged in total size from $5.0 million to $14.5 million with the outstanding or committed line balances associated with these relationships totaling $244.7 million.  Of the $244.7 million in these related credits, $220.7 million were secured by various types of collateral assets, primarily commercial real estate properties, $10.9 million were unsecured, and $13.1 million were PPP loans.

$25 Million Private Placement of Subordinated Notes Completed

On October 14, 2020, the Company announced the completion of its private placement of $25 million of its 5.50% Fixed to Floating Rate Subordinated Notes (the “Notes”) to certain qualified institutional buyers and accredited institutional investors. The Notes will have a maturity date of October 15, 2030 and initially bear interest, payable semi-annually, at a fixed annual rate of 5.50% per annum until October 15, 2025.  Commencing on that date, the interest rate applicable to the outstanding principal amount due will be reset quarterly to an interest rate per annum equal to the then current three month secured overnight financing rate (SOFR) plus 532 basis points, payable quarterly until maturity. The Company may redeem the Notes at par, in whole or in part, at its option, anytime beginning on October 15, 2025.

The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company and are expected to have an all-in cost, including deferred placement expenses, of 6.13% per year until October 15, 2025 and SOFR plus 532 basis points, thereafter until maturity.  In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended, with substantially the same terms as the Notes.

Cash Dividend Declared

On September 21, 2020, the Company announced that its Board of Directors had declared a cash dividend of $0.06 per common and preferred share, payable on November 6, 2020 to shareholders of record as of October 16, 2020.  Based on the closing price of the Company’s common stock of $10.96 on November 9, 2020, the implied dividend yield is 2.2%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio of 21.3%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At September 30, 2020, there were 4,753,883 shares of common stock issued and outstanding, as well as 1,155,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At September 30, 2020, the Company and subsidiaries had total consolidated assets of $1.2 billion, total deposits of $998.2 million and shareholders' equity of $94.7 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Condensed Income Statement
Interest and dividend income	$10,487	$10,733	$32,044	$30,510
Interest expense	2,176	3,528	8,314	10,052
Net interest income	8,311	7,205	23,730	20,458
Provision for loan losses	1,682	600	3,895	1,354
	6,629	6,605	19,835	19,104
Noninterest income excluding net gains (losses) on sales of securities, loans and foreclosed real estate	1,212	1,123	3,589	3,262
Net gains on sales of securities, loans and foreclosed real estate	161	159	1,979	275
Gains (losses) on marketable equity securities	118	4	(798)	61
Noninterest expense	6,230	6,282	18,233	19,532
Income before income taxes	1,890	1,609	6,372	3,170
Provision for income taxes	372	324	1,266	750

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,518	$1,285	$5,106	$2,420
Net income (loss) attributable to noncontrolling interest	44	(10)	101	4
Net income attributable to Pathfinder Bancorp Inc.	$1,474	$1,295	$5,005	$2,416
Convertible preferred stock dividends	70	70	208	139
Warrant dividends	7	7	22	15
Undistributed earnings allocated to participating securities	241	206	853	195
Net income available to common shareholders	$1,156	$1,012	$3,922	$2,067

	For the Periods Ended
	(Unaudited)
	September 30,	December 31,	September 30,
	2020	2019	2019
Selected Balance Sheet Data
Assets	$1,202,009	$1,093,807	$1,056,120
Earning assets	1,131,827	1,032,817	984,899
Total loans	820,309	781,451	725,900
Deposits	998,233	881,893	859,609
Borrowed funds	80,226	93,125	79,252
Allowance for loan losses	12,103	8,669	8,330
Subordinated loans	15,154	15,128	15,119
Pathfinder Bancorp, Inc. Shareholders' equity	94,477	90,434	88,962

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.08%	0.09%	0.07%
Allowance for loan losses to period end loans	1.48%	1.11%	1.15%
Allowance for loan losses to nonperforming loans	91.44%	165.25%	156.43%
Nonperforming loans to period end loans	1.61%	0.67%	0.73%
Nonperforming assets to total assets	1.10%	0.49%	0.52%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Key Earnings Ratios
Return on average assets	0.50%	0.51%	0.58%	0.33%
Return on average common equity	7.47%	7.01%	8.62%	4.63%
Return on average equity	6.25%	5.80%	7.19%	4.21%
Net interest margin	3.01%	3.00%	2.93%	2.94%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding*	4,650	4,579	4,632	4,423
Basic earnings per share*	$0.25	$0.22	$0.85	$0.47
Diluted weighted average shares outstanding*	4,650	4,579	4,632	4,423
Diluted earnings per share*	$0.25	$0.22	$0.85	$0.47
Cash dividends per share	$0.06	$0.06	$0.18	$0.18
Book value per common share at September 30, 2020 and 2019			$16.64	$15.63
Tangible book value per common share at September 30, 2020 and 2019			$15.66	$14.64
Tangible book value per common and preferred share at September 30, 2020 and 2019			$15.20	$14.37
Tangible equity to tangible assets at September 30, 2020 and 2019			7.50%	8.02%
Tangible equity to tangible assets at September 30, 2020 and 2019, adjusted			8.00%	8.02%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity			$94,477	$88,962
Intangible assets			(4,673)	(4,689)
Convertible preferred equity			(15,369)	(15,369)
Common tangible equity			$74,435	$68,904
Common shares outstanding			4,754	4,708
Tangible book value per common share			$15.66	$14.64

Tangible book value per common and fully converted preferred share
Total equity			$94,477	$88,962
Intangible assets			(4,673)	(4,689)
Common and convertible preferred tangible equity			$89,804	$84,273
Common shares outstanding			4,754	4,708
Convertible preferred shares outstanding			1,155	1,155
Common and convertible preferred shares outstanding			5,909	5,863
Tangible book value per common and (fully converted) preferred share			$15.20	$14.37

Tangible equity to tangible assets
Tangible common equity (fully converted basis)			$89,804	$84,273
Tangible assets			1,197,336	1,051,431
Tangible equity to tangible assets ratio			7.50%	8.02%

Tangible equity to tangible assets, adjusted
Tangible common equity (fully converted basis)			$89,804	$84,273
Tangible assets			1,197,336	1,051,431
Less: Paycheck Protection Program (PPP) loans			(75,278)	-
Total assets excluding PPP loans			1,122,058	1,051,431
Tangible equity to tangible assets ratio, excluding PPP loans			8.00%	8.02%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended June 30, 2020.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.